Exhibit 4.2

SUPPLEMENTAL INDENTURE

This Supplemental Indenture, dated as of March 16, 2009 (this "Supplemental Indenture"), among Solvay Paperboard LLC (the "New Guarantor"), Rock-Tenn Company (together with its successors and assigns, the "Company" or the "Issuer") and HSBC Bank USA, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantors party thereto and the Trustee have heretofore executed and delivered an Indenture, dated as of March 5, 2008 (as amended, supplemented, waived or otherwise modified, the "Indenture"), providing for the issuance of Notes of the Issuer (the "Notes");

WHEREAS, Section 4.17 of the Indenture provides that the Issuer is required to cause each of its Domestic Restricted Subsidiaries that guarantees any Debt of the Issuer or any other Domestic Restricted Subsidiary to guarantee the Notes;

WHEREAS, Section 10.9 of the Indenture requires each Person that is required to become a Guarantor pursuant to Section 4.17 to execute and deliver to the Trustee a supplemental indenture pursuant to which such Person will become a Guarantor under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture to amend or supplement this Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

Article I

DEFINITIONS

Section 1.1.   Defined Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Article II

AGREEMENT TO BE BOUND

Section 2.1.   Agreement to be Bound.  The New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The New Guarantor agrees to be bound by all of the provisions of this Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

Article III

MISCELLANEOUS

Section 3.1.   Governing Law.  THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

Section 3.2.   Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.3.   Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.4.   Counterparts.  The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.5.   Headings.  The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

COMPANY:

ROCK-TENN COMPANY

By:	/s/ Steven C. Voorhees
Name:	Steven C. Voorhees
Title:	Executive Vice President, Chief Financial Officer and Chief Administrative Officer

NEW GUARANTOR:

SOLVAY PAPERBOARD LLC

By:	/s/ Steven C. Voorhees
Name:	Steven C. Voorhees
Title:	Executive Vice President, Chief Financial Officer and Chief Administrative Officer

TRUSTEE:

HSBC USA BANK, NATIONAL ASSOCIATION

By:	/s/ Herawattee Alli
Name:	Herawattee Alli
Title:	Vice President